Exhibit 3.7

CERTIFICATE OF AMENDMENT TO THE
Restated CERTIFICATE OF INCORPORATION OF
VYRNWY THERAPEUTICS, INc.

Vyrnwy Therapeutics, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify that:

1.	The name of the Corporation is Vyrnwy Therapeutics, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on December 17, 2020, and the Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 12, 2021 (the “Restated Certificate”).

2.	Pursuant to Section 242 of the DGCL, this Certificate of Amendment to the Restated Certificate (this “Amendment”) further amends the provisions of the Corporation’s Restated Certificate.

3.	Pursuant to Section 242 of the DGCL, the Board of Directors of the Corporation duly adopted resolutions setting forth the terms and provisions of this Amendment, declaring the terms and provisions of this Amendment to be advisable, and directing that the terms and provisions of this Amendment be submitted to and considered by the stockholders of the Corporation for approval.

4.	The terms and provisions of this Amendment have been duly approved by written consent of the required number of shares of outstanding stock of the Corporation entitled to vote thereon, in lieu of a meeting and vote of stockholders, pursuant to Sections 228 and 242 of the DGCL.

5.	Section A. of Article IV of the Restated Certificate of Incorporation is hereby amended and restated in its entirety to read as follows:

“A.      Authorization of Stock. This corporation is authorized to issue two classes of stock to be designated, respectively, common stock and preferred stock. The total number of shares that this corporation is authorized to issue is 22,952,328. The total number of shares of common stock authorized to be issued is 16,476,164, par value $0.0001 per share (the “Common Stock”). The total number of shares of preferred stock authorized to be issued is 6,476,164, par value $0.0001 per share (the “Preferred Stock”), of which 6,476,164 shares are designated as “Series Seed Preferred Stock”.”

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be signed by a duly authorized officer of the Corporation on March 4, 2024.

Vyrnwy Therapeutics, Inc.,
a Delaware Corporation

By:	/s/ Nikolay Savchuk
Nikolay Savchuk, Chief Executive Officer